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MULTI-COLOR CORPORATION ANNOUNCES 3 FOR 2 STOCK SPLIT

CINCINNATI, Oct. 18/PRNewswire/ - The Board of Directors of Multi-Color Corporation (Nasdaq: LABL) approved a 3 for 2 stock split payable
November 30, 2001 for all shareholders of record of common stock at the close of business on November 16, 2001. Established as a public company in 1987, this is Multi-Color's first stock split.

"This is a historic event for Multi-Color Corporation," said Frank Gerace, president and chief executive officer of Multi-Color. "I am genuinely excited to offer this well-deserved reward to our shareholders. By increasing the liquidity of our Company, we're able to increase the value of their investment. This stock split demonstrates our confidence in the continued growth of our Company."

Multi-Color will release its fiscal 2002 2nd quarter earnings on Thursday, October 25, 2001 and will hold its quarterly Conference Call and Webcast at 2:00 p.m. ET the same day.

For access to the conference call, please dial 1-877-576-2618 by 1:45 p.m. (ET) on October 25. A replay of the conference call will be available from 5:00 p.m.
(ET) on October 25, 2001 to midnight (ET) on October 30, 2001 at 1-800-642-1687 (code 2114557). In addition, the call will be broadcast live over the Internet and can be accessed from a link on the Company's Investor Relations page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

About Multi-Color (www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is the premier supplier of specialty decorative labels and related services for technically demanding applications to consumer product companies and container manufacturers worldwide. Multi-Color is the leading producer of in-mold labels (IML) and specialty labels. Recent acquisitions have placed the Company into the high-end pressure sensitive and heat shrink label markets and tamper-evident neckband markets. The Company has four manufacturing operations in the United States. Its products are shipped to more than 40 locations in the U.S., Canada, Mexico, South America and Asia.

Safe Harbor Statement

Forward looking statements in this release including, without limitations, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgement of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.